Exhibit 10.2

Executive Committee

Strategic Executive Incentive Plan

The Compensation Committee (the “Committee”) embraces a philosophy and guiding principles designed to achieve enhancement of long-term shareholder value.  In line with these objectives, the compensation program for senior corporate executive officers (the “Executive Committee”) consists of (i) base salary, (ii) annual incentive compensation opportunity consisting of a cash bonus if designated performance objectives are achieved, and (iii) long-term incentive opportunity composed of equity based awards related to enhancing the ongoing well being of the organization.

In addition to the performance objectives as set forth in the Qualified Executive Performance Plan, the Committee has established this Strategic Executive Incentive Plan (the “Incentive Plan”) for Eligible Employees.

Eligible Employees include:

•                  Epiq Systems, Inc. Chief Executive Officer

•                  Epiq Systems, Inc. Chief Operating Officer

•                  Epiq Systems, Inc. Chief Financial Officer

Method and Timing of Payout

For payouts earned under this Incentive Plan, the Committee, in it sole discretion, may make the payment in either cash, stock options or restricted stock.  Amounts awarded under this Incentive Plan are made under the Epiq Systems, Inc. Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”) and are subject to limitations contained in the 2004 Plan.  Payments under this Incentive Plan may be made from time to time at the sole discretion of the Committee.  This Incentive Plan is entirely independent of any other executive compensation plan this Committee has or may establish, and payment under any other plan is not and will not be contingent on the satisfaction or non-satisfaction of the terms of this plan.